AMENDMENT OF
WARRANT AGREEMENT

THIS AMENDMENT OF WARRANT AGREEMENT (this “Agreement”), made as of February 28, 2022, is made by and among Aurora Innovation, Inc., a Delaware corporation (“Aurora”), Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, a New York corporation (“AST”).

WHEREAS, Aurora (f/k/a Reinvent Technologies Partners Y) and Continental are parties to that certain Warrant Agreement, dated as of March 15, 2021 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1Amendment of Existing Warrant Agreement.  The parties hereby amend, effective as of the date of this Agreement, the Existing Warrant Agreement as provided in this Section 1.
1.1Change in Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Existing Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company.”
1.2Change of Address of Warrant Agent and Company. Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:
“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

American Stock Transfer & Trust Company
48 Wall Street
New York, NY 10005
Email: Reorgwarrants@astfinancial.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Aurora Innovation, Inc.
1654 Smallman St
Pittsburgh, PA
Attention: General Counsel”

1.3 Cashless Exercise at Company’s Option. Section 7.4.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the

Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available. Upon receipt of a Cashless Exercise the Warrant Agent will provide to the company for calculation. After the calculation the company will provide the Warrant Agent with the issuance instructions for new common shares.
2Warrant Agent Succession and Resignation of Current Warrant Agent and Appointment of Successor. Continental hereby resigns as Warrant Agent, and Aurora hereby appoints AST to act as the Warrant Agent for Aurora for the Warrants, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement as modified by this Agreement.
3Miscellaneous Provisions.
3.1Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.
3.2Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Aurora hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Aroura hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
3.3Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
3.4Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
3.5Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
3.6Entire Agreement.  The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AURORA INNOVATION, INC.

By:	/s/ William Mouat
Name: William Mouat
Title: General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margot Jordan
Name: Margot Jordan
Title: Chief Customer Officer

[Signature Page to Amendment of Warrant Agreement]